UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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☑	Soliciting Material Pursuant to §240.14a-12
SoftBrands, Inc.

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EXPLANATORY NOTE

EXPLANATORY NOTE
Filed Document
This filing consists of the following document relating to the proposed acquisition of SoftBrands, Inc. (“SoftBrands”) by an affiliate of Golden Gate Capital and Infor:
     Exhibit A: Transcript of SoftBrands’ employee conference call held on June 16, 2009
Important Information
In connection with the proposed transaction, SoftBrands intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF SOFTBRANDS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND THE OTHER RELEVANT MATERIALS FILED BY SOFTBRANDS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to the stockholders of SoftBrands. The proxy statement and the other relevant materials, when available, and any other documents filed by SoftBrands with the SEC, can be obtained free of charge at the SEC’s website at www.sec.gov and at SoftBrands’ website www.softbrands.com. In addition, stockholders of SoftBrands may obtain free copies of the documents filed with the SEC by contacting SoftBrands Investor Relations at (612) 851-1900 or SoftBrands, Inc., 800 LaSalle Ave., Suite 2100, Minneapolis, Minnesota 55402.
Information Regarding Participants
SoftBrands and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SoftBrands’ stockholders in connection with the proposed transaction. Information concerning the interests of SoftBrands’ participants in such solicitation, including their respective security holdings, is set forth in SoftBrands’ annual proxy statement, which was filed with the SEC on January 12, 2009. Investors may obtain additional information regarding this transaction, SoftBrands and the interests of SoftBrands’ participants in such solicitation by reading the proxy statement for such transaction when it becomes available.

Exhibit A

FINAL TRANSCRIPT
Thomson StreetEventsSM
SBN — SoftBrands Inc Conference Call
Event Date/Time: Jun. 16. 2009 / 3:30PM GMT

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F I N A L T R A N S C R I P T
Jun. 16. 2009 / 3:30PM, SBN — SoftBrands Inc Conference Call
C O R P O R A T E P A R T I C I P A N T S
Randy Tofteland
SoftBrands Inc. — President, CEO
Jim Schaper
Infor Global Solutions — Chairman, CEO
P R E S E N T A T I O N
Operator
Good day, ladies and gentlemen, and welcome to the SoftBrands Conference introducing Infor Conference Call. My name is Dan and I will be your coordinator for today. At this time, all participants are in listen-only mode.
(Operator Instructions)
I would now like to turn the presentation over to your host for today’s call, Mr. Randy Tofteland. Please proceed.

Randy Tofteland — SoftBrands Inc. — President, CEO
Thank you, Operator, and welcome, SoftBrands colleagues around the world. It is really a pleasure this morning to have the opportunity to introduce Jim Schaper, who is the CEO of Infor, to you. With Jim is Kevin Samuelson. Kevin was very much involved in the process that we have gone through over the last several weeks. Kevin is also a real key member of Infor’s integration team.
Kevin is with Jim. I think Jim will probably roll with the call today, but Kevin is standing by as well. Just like we did on last week’s employee call, this call will be recorded and a transcript again will be made and potentially reviewed and filed as we did with our employee call from last week. And I’ll just remind all of us again that we are in kind of a, I guess, an unusual window of time here between when we announced last Friday of this transaction and we actually get the proxy that will include all the materials and communications that our shareholders will review and understand as they make their voting decision. Each one of these steps has a less and less order of confidentiality magnitude. We are in the highest order of it right now until that proxy is filed.
So as we did — although last week, we did have questions you could submit, we won’t have any Q&A today because that again starts to weigh in on looking or potentially looking like the acquiring company could be sharing more data than they should be. So this is really a welcome and an introductory call from Jim and once Jim is through with some comments, I will make some final summary comments at the end, I guess, reminding us mostly about our priorities of continuing to sell software and take care of customers during this period, but I will summarize those again when we get to the end. So with that, it is truly my pleasure to introduce Mr. Jim Schaper to you. Jim?

Jim Schaper — Infor Global Solutions — Chairman, CEO
Randy, thank you so much. Ladies and gentlemen, and I know literally around the world, I am delighted to have an opportunity to introduce myself as well as introduce Infor and Golden Gate to each and every one of you. Really, the purpose, as Randy said, is nothing more and nothing less today than to welcome each and every one of you as well as I want to take this opportunity to provide a brief overview of Golden Gate Capital, who is Infor’s primary financial sponsor, as well as an overview on our company.
I will exactly reiterate what Randy has said. SoftBrands is and continues to be a separate company. As you all well know that on Friday, your company and Randy in particular announced that we had entered into a definitive agreement to acquire SoftBrands in a separate entity owned by Golden Gate Capital and Infor and equally as it exists today, you are a separate business.

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F I N A L T R A N S C R I P T
Jun. 16. 2009 / 3:30PM, SBN — SoftBrands Inc Conference Call
We have our separate companies to run and I know you have a number of questions. Having made a number of acquisitions and we’ll talk a little bit about that in our overview in a minute, you have got a ton of questions and I think we know what many of those already are. And given the fact, as Randy outlined, we are in a highly confidential period of time, we are not going to be able to answer those right now and as time passes, we will be in a position to directly address a lot of the questions that you have for not only myself, but also the Infor team and potentially the Golden Gate team.
So I ask for your patience, your indulgence in getting your questions answered. But we are both incredibly sensitive to the process that SoftBrands has to go through with your shareholders and with the government and a number of other entities and we want to fully and totally respect that.
Now having said that, I am thrilled to talk to you today to give you a little bit of an overview on what we are all about. But before I do that, I want to tell all of you as employees of SoftBrands what a great management team you have. We have looked at a number of companies. We have acquired a number of companies and I am not saying this just because Randy and the rest of the management team is on the phone.
They were an outstanding group of individuals to deal with and we look forward to dealing with them for many, many more months to come. So I commend not only the management team, but each of you on the business that you have built. We have a little bit of a knowledge of SoftBrands from a number of years ago and the strides that you all have made together with your management team is just simply outstanding and we are tickled to death to at some point in time in the not too distant future be able to interact with each and every one of you on a much more regular basis.
So following the acquisition, SoftBrands will continue to operate as a standalone business, but will be closely affiliated with Infor. We are a bit of a larger company, both from a market share standpoint, from a resource as well as a revenues perspective and I will talk a bit more about what we are all about in just a minute. But I also want to take an opportunity to chat a bit about — give you a little bit of background on Golden Gate Capital. I have known the partners at Golden Gate since about a year before they started their fund in 2000. I have known them for ten years prior to that in another transaction that we were involved in together.
But over the course of the last eight years or so, they now manage approximately $8 billion of invested capital. They partner with management, they truly do partner with management and invest in change-intensive and growth-oriented businesses. And typically in the technology space, it is a growth-oriented, clearly a change-intensive business and as our markets continue to consolidate, that clearly drives an awful lot of change and opportunity as well. But they also invest in a wide range of other industries.
They have investments literally all over the world, from Asia to Europe to the US and Latin and South America, all different kinds of transaction types. And as I mentioned earlier, they are the majority investor of Infor. I believe they own approximately 80% of our stock and they are our partner. They have been with us since the very first acquisition that we made in June of 2002 and so Infor just celebrated their seventh anniversary as a company.
And so when you look at us, we are currently about 2.1 billion in annual revenues. We’ve got approximately 8,200 employees, literally around the world. About half of our revenues are generated in the Americas and the other half are outside of the Americas, about 40% in Europe and almost 10% now in Asia. We have got 1,000 channel partners and those channel partners generate on a global basis, although the distribution is a little different between geography, on an annualized kind of global basis, our partners generate approximately 20% of our licensed revenues and we have 120 direct offices around the world.
So when you look at us kind of in the broader context of the markets that we serve together, you as an independent company and us as an independent company, we are third only to SAP and Oracle in the apps side. So I think we have done a pretty good job over the last seven years of building scale with a lot of strategic assets that I will talk a little bit later in just a second.

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F I N A L T R A N S C R I P T
Jun. 16. 2009 / 3:30PM, SBN — SoftBrands Inc Conference Call
In terms of is it working, because we have acquired 37 companies over the last seven years, so you can acquire a lot of companies, but are you really driving a thriving business or are you simply just managing your maintenance base? And for us, we are doing both. And let me give you just a couple statistics about historical performance of the Company. We generate approximately 2,200 net new customers every year and it is spread equally amongst our four quarters.
We have what we believe to be industry-leading renewal — maintenance renewal rates. That is a tribute to not only our maintenance teams around the world, but more importantly, about the value that we provide our customers based on our technology roadmap, our upgrade philosophy, and equally, our philosophy that we in essence never leave a customer behind from a support standpoint. We don’t force them to upgrade and we will continue to support all of the customers that we have.
Just this past year, we had over 16,000 customers that expanded their relationship with us, whether it was acquiring new seats or more applications. A lot of that is around our cross-sell capabilities or our extended solutions that I will talk about in just a couple minutes. But we have been generally pleased with not only what we have been able to generate in terms of retaining our customers or driving net new customers, but also our ability to continue to expand the relationships that we have.
So a snapshot of our solutions and they really fall into three distinctly different categories. About 50% of our revenues are generated out of our ERP business, primarily in manufacturing, not unlike you core business, a little bit different type of customer, but about half of our annual revenues are generated in the manufacturing sector. About 25% of our revenues are generated with a group of freestanding financial applications. These are typically oriented in the lower end of the market, but also have a focus on some very specific industries like hospitality, gaming in particular.
And then about 25% of our revenues are generated in a basket, if you will, of best in class applications. These would be enterprise asset management, supply chain management, both supply chain management as well as supply chain execution. PLM, product lifecycle management. Human capital management, CRM as well as a number of different performance management products.
Some of these are integrated with our ERP applications, some of them are integrated with our financial applications, and some of them frankly are not applicable to those markets. But in either case, they are either sold as an integrated component of our ERP or financial apps or they are sold as best in class into competitors’ implementations like SAP and Oracle and Epicor and a number of others. So we do have diversity of applications and diversity of markets as well as diversity in geography as we have continued to build this company over the last number of years.
Now we have acquired a lot, but I will also tell you that we are now making the transition from being simply an acquirer to now being an innovator. And we really do that in a number of different ways. We have a continuous innovation focus in the Company. We have already rolled out and are implementing now our services-oriented architecture with many of our applications.
Yesterday, we announced our first component that we are delivering as a part of SOA and we are going to be delivering a number of others over the next 24 calendar months. So we are moving from simply maintaining and evolving the existing applications to a company that is now spending a tremendous amount of money in the ongoing innovation and development of brand new technology.
We are also spending a lot of time and effort in faster, more efficient implementations for our customers, as well as providing them flexible buying options, whether it be financing what we are selling or providing them multiple different ways they can deploy the software, whether it is SaSS, perpetual or hosted. So we are really beginning to drive much more aggressively around our innovation and long-term internally developed technology than we are simply acquiring.
So that is really what we are all about and as time passes and as we are capable of doing so, we will be able to talk at some point in time in the future, could be after the acquisition closes, around how all of potentially the SoftBrands products and the Infor products potentially fit and work with one another quite well to the benefit of our mutual customers, but we are not going to obviously do that today.

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F I N A L T R A N S C R I P T
Jun. 16. 2009 / 3:30PM, SBN — SoftBrands Inc Conference Call
Now at a very high level, when we look at and when we have looked at your business, how does it fit and why is it a good thing, not only for the SoftBrands employees and management, but why is it a good thing for your customers? If you look at it, we are in two very similar markets. You all have a mid market focus on manufacturing ERP with both your fourth shift as well as the SAP offering. We have a number, as I just articulated, of best of class solutions that could be sold as extended products into that base over time and so we understand the manufacturing sector quite well.
On the hospitality side, it is a little bit different, inasmuch as you well know are all about the central reservations system and managing those properties. We on the other hand have a pretty significant presence in the gaming industries, casinos and those types of properties in particular, where we actually provide more of what I would categorize as the back office functionality, freestanding financial applications, performance management, like analytics and reporting capabilities, as well as human capital management or the products that actually allow them to more efficiently and effectively mange their employees, whether they are full time, contractors or part time.
So when we look at the potential fit, it is pretty doggoned good. And again, we have known about your company for a number of years and have continued to study the great job that Randy and his team have done about continuing to move you simply out of the manufacturing sector into other sectors and it clearly, from our perspective, is a great fit for all of the constituents, your shareholders, the employees, as well as the customers.
So this transaction is going to take a period of time before we are able to actually close and I know as Randy did, I certainly would ask you to refer any inquiries to Susan and she will take it from there. We are not in a position, as I said earlier, to spend time answering a lot of the questions that I know you do have. We will get to those in due course. You have got a business to run, we have got a business to run, they are separate and distinct and until the transaction closes, Randy is going to tell you the same thing that I would tell you.
You have got to go out and sell software support to SoftBrands customers and continue to do your job independent of anything that we may so choose to do. So with that, Randy, I wish I could be more specific, but I am not. But I genuinely are most appreciative of having the opportunity to address your fine global team.

Randy Tofteland — SoftBrands Inc. — President, CEO
Thank you, Jim, and for the SoftBrands, my SoftBrands colleagues now, perhaps this gives you just a glimpse as to my excitement and the senior management team’s excitement about our announcement last week and as we indicated for all stakeholders of SoftBrands, customers, employees, the life cycle of our products, certainly our shareholders, I think you’ve gotten a glimpse from Jim of truly a fantastic job of what he and his team have done over the course of these last seven or eight years in building a business from literally ground up to a scale of a $2 billion-plus enterprise.
It is, we think and believe as I had indicated last week, you will feel as time rolls on that this is a truly great opportunity for all SoftBrands stakeholders. So thank you, Jim, for taking the time and educating our employees a bit further on Infor.
In summary, Jim said it about as well as can be said in staying focused in what we need to do over the course of these next few months. Our customers deserve that, all of our individual colleagues around us deserve that and it will be what will allow the ultimately the integration teams as they start to begin discussing and preparing for post-closing integration, how to do that the most effectively.
Again, if we are making sure that we keep the Company moving in the right direction, those integration discussions and planning sessions can be much more fruitful and more active. And then I will remind us again on confidentiality, and if you have any inquiries that come in from outside the Company about this transaction and its announcement, please direct those to Susan or Greg Walden or myself.

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F I N A L T R A N S C R I P T
Jun. 16. 2009 / 3:30PM, SBN — SoftBrands Inc Conference Call
But over the course of the weekend, I have had a chance to touch base with a number of you and in the last day or so and it feels like there is a genuine level of excitement around SoftBrands and around this announcement and I could not be more pleased with that. And as I indicated at the beginning, over the course of a number of weeks and months, as we tick off the processes that we must follow from proxy filing and getting past some of the antitrust requirements, the communication can become more free and we do look forward to sharing that — our news and plans with you.
The integration team will retain a level of confidentiality obviously until the closing, but we can be more forthcoming with information as time proceeds. So again, Jim, thank you. It has been a pleasure, I am sure, for all of the SoftBrands colleagues to hear from you and we look forward to continuing to work through this process over the course of the next few months.

Jim Schaper — Infor Global Solutions — Chairman, CEO
Randy, thanks very much, and again, folks, thank you very much for taking time from your day to listen to what we had to talk about. Look forward to meeting many if not all of you here in the coming weeks and months. Randy, thanks very much.

Randy Tofteland — SoftBrands Inc. — President, CEO
Thanks, Jim. Operator, that will conclude the call.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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